TODD SHIPYARDS CORPORATION ANNOUNCES U.S. NAVY EXERCISE OF OPTION ON OVERHAUL OF USS SHOUP (DDG-86)

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
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SEATTLE, WASHINGTON...December 11, 2006...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Navy has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company"), a $3.5 million modification (approximate) to previously awarded contract N00024-00-C-8514. The award is provisionally funded to $2,695,904.00 with the remaining funds to be added to the modification within approximately 20 days. This modification represents the exercise of an option for pier side maintenance, repairs and alterations of various ships systems and equipment throughout the USS Shoup (DDG 86) ("Shoup"). Work will be performed at Naval Station Everett commencing January 10, 2007 and is expected to be completed April 4, 2007.

The overhaul of the Shoup will be performed pursuant to the Company's Combatant Maintenance Team ("CMT") contract with the Navy for the repair and maintenance of surface combatant class vessels (frigates and destroyers) stationed in the Puget Sound area. The Navy initially awarded a five year, cost-type contract to Todd Pacific in 2000 and issued a modification adding an additional five years to the contract in 2005.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.